 4925 Greenville Avenue, 14th Floor • Dallas, Texas 75206 • Telephone: 214/692-9211 • Fax: 214/692-5055

Contact: Bob G. Alexander
Grace Bricker

FOR IMMEDIATE RELEASE
(OTC BULLETIN BOARD: NEGI)

NATIONAL ENERGY GROUP, INC. REPORTS FISCAL 2007 THIRD QUARTER RESULTS

DALLAS, November 13, 2007 /PRNewswire-FirstCall/ -- National Energy Group, Inc. (OTC Bulletin Board: NEGI) today announced results for the three and nine month periods ended September 30, 2007.

Results of Operations

The Company reported total revenues of $0.6 million for the three month period ended September 30, 2007 compared to $19.6 million for the three month period ended September 30, 2006. Revenues for the nine month period ended September 30, 2007 were $1.9 million compared to $56.0 million in the same period in 2006. Net income was $10,201 for the three month period ended September 30, 2007 compared to net income of $16.7 million for the comparable period in 2006. Net loss for the nine month period ended September 30, 2007 was $0.3 million as compared to net income of $29.7 million for the comparable period in 2006.

On November 21 2006, the Company completed the sale of its non-controlling 50% membership interest in NEG Holding LLC to NEG Oil & Gas LLC, paid its debt obligations in full, terminated its management agreements with NEG Operating LLC, National Onshore LP, and National Offshore LP and terminated the employment of the majority of its employees. Subsequent to November 21, 2006, the Company has no business operations and its principal assets consist of cash and short-term investment balances, which aggregated $48.0 million at September 30, 2007.

The Company's results of operations for the three and nine month periods ended September 30, 2007 are more fully described in the unaudited financial statements and the accompanying notes and other information included in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2007. Investors are urged to review the Form 10-Q and the Company's Annual Report Form 10-K for the year ending December 31, 2006 filed with the SEC on March 6, 2007, including the risk factors applicable to the Company.

Board of Directors Decision to Liquidate and Dissolve Company

On November 12, 2007, the Company announced that the Company’s Board of Directors has determined, in its best business judgment after consideration of all strategic options available to the Company, that it is in the best interests of the Company’s shareholders to liquidate all of the Company’s assets and to dissolve the Company. The Company’s Board of Directors approved the dissolution of the Company and the Plan of Complete Dissolution and Liquidation (the “Plan”), subject to required shareholder approval.

The Company intends to hold a special meeting of the Company’s shareholders (the “Meeting”) to seek approval of the Plan and the dissolution of the Company. The Company will announce the timing of the Meeting and set a record date for the shares entitled to vote at the Meeting after the Securities and Exchange Commission has completed its review of the related proxy materials that the Company intends to file in the near future.

Forward Looking Statements

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company’s periodic reports filed with the Securities and Exchange Commission from time to time.